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                         INDEPENDENT AUDITORS' CONSENT

The Board of Trustees of
  the Republic Funds and Republic Advisor Funds Trust:

We consent to the use of our reports dated December 27, 1999 for the Republic Funds and Republic Advisor Funds Trust incorporated by reference herein and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Independent Auditors" in the Statements of Additional Information.

KPMG LLP

Columbus, Ohio
February 28, 2000